Exchange Offer - Overview

Why are we providing these programs?

Most Team Members' stock options have prices significantly higher than current market prices

Current program is not achieving meaningful long-term incentives and rewards for Team Members

As a part of our Living Values commitment

Team Member Focus

Provide incentives and a better place to work

Exchange Offer - Overview

All options granted to you during the 6 months plus 1 day look-back period must be exchanged (March 21, 2002 - September 20, 2002)

If you participate, there are no choices as to which options are or are not included if they fall within the 6 month plus 1 day look-back period.

You will not be eligible to receive any additional stock option grants for the next 6 months plus 1 day (September 20, 2002 - March 22, 2003)

All shares in a particular option grant must be included in the program

Exchange Offer - Choices

ALL PROGRAMS ARE VOLUNTARY

Chordiant cannot make recommendations for any program

Three Choices

Do Nothing

Option program does not change

Vesting continues

Recent "Evergreen" grants are maintained

Option Exchange Program

Essentially same as the plan presented in June 2001

Stock options are surrendered and returned after 6 months and 1 day after the closing date

Restricted Stock Program

New Program to be explained today

Or a combination of the Option Exchange and Restricted Stock Programs

Exchange Offer - Overview
Important Dates

Exchanged options will be canceled September 20, 2002

Restricted Stock Program grants will be issued as soon as possible on or after September 20, 2002

Exchanged options will be granted on or after March 22, 2003

Option Exchange Program

(This is basically the same program that was offered in June 2001)

All current Team Members are eligible

Voluntary election to exchange stock options priced at $3.00 or greater per share

All options you own looking back 6 months plus 1 day must be included (March 21, 2002 - September 20, 2002)

This means that no options can be granted for the 6 month plus 1 day look-forward period

Options granted prior to (March 21, 2002) may be included

Grant price of new options will be the price reported on the Nasdaq on or about (March 22, 2003) (6 months plus 1 day)

New Options will have the same terms and conditions as your eligible options that are surrendered

Option Exchange Program

Forfeitures

Loss of Stock Options

If you leave the company for any reason during the 6 month 1 day period; i.e. before the replacement options are granted (September 20, 2002 - March 21, 2003)

All stock options surrendered are lost

No vesting - no special considerations

You will not be issued any new options

Restricted Stock Program

What is it?

Giving your stock options back to the company

Receiving in return restricted stock at par value (Actual Stock)

A new vesting schedule results

You are a stockholder in the company

You own the stock - subject to forfeiture until vested (you pay par value of $0.001 per share)

Restricted Stock Program

Effective: September 20, 2002

Voluntary election to exchange stock options priced at $3.00 or greater per share

Restricted stock is returned at .8 per share

(example: stock options exercisable for 10 shares = 8 shares of restricted stock)

Shares are issued at par value = $ 0.001 (you will pay the par value multiplied by the number of shares)

Vesting period of both vested and unvested shares changes

Restricted Stock Program

You are a stockholder in the company

You must pay taxes when you receive (International) or vest (U.S.) in the shares.

For U.S. Team Members:

If you exercise the 83b election, then ordinary income will result to you in the amount of the difference between the par value and the fair market value on the date of grant multiplied by the shares covered under the election.

If there is no 83b election, the fair market value over the par value will be considered ordinary income on each vest date. The company will automatically upon vesting sell shares to cover your tax liability.

As with all decisions regarding your personal tax situation, you are encouraged to speak with your outside tax advisor.

Shares are subject to forfeiture and restrictions on transfer until vested

Long Term Capital Gains provision may apply in US if vested stock is held longer than 1 year plus 2 or 3 days

Stock will be held in a new account opened at RBC Capital Markets ("RBC")

Restricted Stock Program

Forfeitures

Loss of Stock

If you leave the company for any reason all unvested stock is forfeited

Once canceled the options are gone

Any reason includes but is not limited to

Resignation

Termination by the company

(Cause, Performance, etc.)

Reduction in Force

Restricted Stock Program Examples of Vesting

Restricted Stock Program

Stock Certificates

None will be issued

Shares are retained by RBC in an account set up in your name

Available for sale when vested (our standard insider trading policy still remains in force)

We will sell shares to cover taxes (U.S. Only)

There are no fees for selling your stock

Certificates of vested stock may be requested from RBC for a fee

Restricted Stock Program

Rights of Ownership

Even while restricted stock is unvested you are a stockholder with the same voting rights as other stockholders

Both vested and unvested shares are counted for Chordiant stockholder voting purposes

You will receive all notices and other information the same as any other stockholder

Restricted Stock Program
The Process

Team Member Completes Election Form

Exchanged Options are canceled September 20, 2002

Team Member Signs Restricted Stock Agreement

RBC Opens Brokerage Account For Team Member

Team Member Completes Standing Sale Authorization

Chordiant Notifies RBC of Withholding Amounts

On vest date stock is sold in block to pay withholding taxes

Vested Shares are Deposited Into TM account at RBC

Tax withholdings are sent to Chordiant

Team Members will receive Monthly Statement from RBC

Restricted Stock Program

Key Points

When you sell your shares, there is no commission fee charged to you by RBC

You will be able to access all share information through AST Stockplan

You will receive a statement from RBC showing your Restricted stock holdings

Summary of Comparisons

Stock Option Exchange

One-for-One exchange in 6 months + 1 day

Receive new stock option

Same vesting schedule

Tax implications on sale

No ownership until vested and exercised

Subject to forfeiture

Restricted Stock

.8 shares for 1 stock option

Receive shares of restricted stock

New vesting schedule

Tax implications on vesting & sale

Ownership

Subject to forfeiture

International Variation

If in the event an international Team Member is participating in the restricted stock program and is made redundant before May 15, 2003, the Company will reimburse international team members the remaining balance of taxes not to exceed the lesser of GBP 5,000 or 40% of the earnings attributed to the restricted shares as follows:

100% if occurring before February 15, 2003

50% if occurring between Feb15, 2003 and May 14, 2003

0% thereafter

Subject to agreement to our then normal severance package.